UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
______________________
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 28, 2017
Post Holdings, Inc.
(Exact name of registrant as specified in its charter)

Missouri	1-35305	45-3355106
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
2503 S. Hanley Road
St. Louis, Missouri 63144
(Address, including Zip Code, of principal executive offices)
Registrant’s telephone number, including area code: (314) 644-7600
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01.     Other Events.

On November 28, 2017, Post Holdings, Inc. (the “Company”) announced the pricing of its previously announced senior notes offering. The Company priced $1,000.0 million in aggregate principal amount of 5.625% senior notes due 2028 at par (the “Notes”). The Notes offering is expected to close on December 1, 2017, subject to customary closing conditions.

The Notes will be unsecured unsubordinated obligations of the Company and will be guaranteed by the Company’s material domestic subsidiaries (other than certain excluded subsidiaries). The Company intends to use the net proceeds from the proposed Notes offering (i) to finance the redemption of its 6.00% senior notes due 2022, (ii) to pay approximately $308.7 million of the total consideration for its pending acquisition of Bob Evans Farms, Inc. ("Bob Evans") and (iii) to pay the fees and expenses associated with the offering, the redemption of the 6.00% senior notes due 2022 and the acquisition of Bob Evans. To the extent there are any remaining net proceeds, the Company intends to use such proceeds for general corporate purposes, which could include, among other things, working capital, capital expenditures, financing acquisitions and repayment of indebtedness.

A copy of the press release issued in connection therewith is attached hereto as Exhibit 99.1. The Notes and the related subsidiary guarantees were offered in the United States to persons reasonably believed to be qualified institutional buyers in an offering exempt from registration pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and to persons outside of the United States in compliance with Regulation S under the Securities Act.

Item 9.01.     Financial Statements and Exhibits.
(d) Exhibits
See Exhibit Index.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: November 28, 2017	Post Holdings, Inc.
(Registrant)

	By:	/s/ Diedre J. Gray
	Name:	Diedre J. Gray
	Title:	EVP, General Counsel & Chief Administrative Officer, Secretary

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release dated November 28, 2017

4